EXHIBIT 99.1
[Encore Wire Corporation Logo Omitted]

Encore Wire Corporation	PRESS RELEASE	October 21, 2009
1329 Millwood Road
McKinney, Texas 75069		Contact: Frank J. Bilban
972-562-9473		Vice President & CFO
For Immediate Release
ENCORE WIRE REPORTS THIRD QUARTER RESULTS
MCKINNEY, TX — Encore Wire Corporation (NASDAQ Global Select: WIRE) today announced results for the third quarter and nine months ended September 30, 2009.
Net sales for the third quarter ended September 30, 2009 were $168.7 million compared to $296.3 million during the third quarter of 2008. Lower prices for building wire sold in the quarter ended September 30, 2009 accounted for much of the decrease in net sales dollars, declining 25.1% per copper pound sold versus the same period in 2008. Unit sales in the third quarter of 2009 decreased 24.0% versus the third quarter of 2008. Sales prices fell primarily due to lower copper prices and building wire industry competition. Net income for the third quarter of 2009 was $0.3 million versus $8.1 million in the third quarter of 2008. Fully diluted net earnings per common share were $0.01 in the third quarter of 2009 versus $0.34 in the third quarter of 2008.
Net sales for the nine months ended September 30, 2009 were $472.5 million compared to $900.9 million during the same period in 2008. Lower prices for building wire sold in the nine months ended September 30, 2009 accounted for most of the decrease in net sales dollars, declining 37.4% versus the same period in 2008. Unit volume in the nine months ended September 30, 2009 decreased 16.3% versus the same period in 2008. Net income for the nine months ended September 30, 2009 was $5.5 million versus $23.0 million in the same period in 2008. Fully diluted net earnings per common share were $0.24 for the nine months ended September 30, 2009 versus $0.98 in the same period in 2008.
On a sequential quarter comparison, net sales for the third quarter of 2009 were $168.7 million versus $159.4 million during the second quarter of 2009. Unit volume decreased 9.2% on a sequential quarter comparison. Net income for the third quarter of 2009 was $0.3 million versus $0.6 million in the second quarter of 2009. Fully diluted net income per common share was $0.01 in the third quarter of 2009 versus $0.03 in the second quarter of 2009.
Commenting on the results, Daniel L. Jones, President and Chief Executive Officer of Encore Wire Corporation, said, “The slowdown in construction activity in the United States continues to impact our industry adversely as it has over the last three years. The current recession has slowed the rate of construction activity throughout America. The housing sector has been trending down for over three years, and commercial construction has been slowing since the beginning of 2008. Unit volume decreases caused by the slowdown in construction have created a volatile pricing environment in our industry that compressed the spread between what we paid for a pound of copper versus what we were able to charge for wire that contained a pound of copper. In the third quarter of 2009, this spread fell by 24.3% versus the third quarter of 2008 and it fell by 19.6% for the first nine months of 2009 versus the first nine months of 2008. We attempted to lead the industry with several price increases during the quarter, but met limited success, as the average spread remained almost unchanged on a sequential quarter basis. We have managed to break even in this difficult environment due to our low cost business model and aggressive cost cutting in all facets of our operation. We believe our superior order fill rates continue to enhance our competitive position, as our electrical distributor customers are holding lean inventories in the field.
Our balance sheet is very strong. The only long-term debt we have as of September 30, 2009, is $100 million in long-term notes due in 2011, with our revolving line of credit paid down to zero. In addition, we have $213.6 million in cash as of September 30, 2009, greatly exceeding our long-term debt. We also declared our twelfth consecutive quarterly cash dividend during the third quarter of 2009.
We understand that this is a cyclical industry and therefore we designed and manage our cost structure and balance sheet accordingly. Our low cost structure and strong balance sheet have enabled us to withstand difficult periods in the past, and we believe we will emerge stronger than most when market conditions improve. We thank our employees and associates for their tremendous efforts and our shareholders for their continued support during these challenging times.”
Encore Wire Corporation manufactures a broad range of copper electrical wire for interior wiring in homes, apartments, manufactured housing and commercial and industrial buildings.
The matters discussed in this news release, other than the historical financial information, including statements about the copper pricing environment, profitability and shareholder value, may include forward-looking statements that involve risks and uncertainties, including fluctuations in the price of copper and other raw materials, the impact of competitive pricing and other risks detailed from time to time in the Company’s reports filed with the Securities and Exchange Commission. Actual results may vary materially from those anticipated.
Additional Disclosures:
The term “EBITDA” is used by the Company in presentations, quarterly conference calls and other instances as appropriate. EBITDA is defined as net income before interest, income taxes, depreciation and amortization. The Company presents EBITDA because it is a required component of financial ratios reported by the Company to the Company’s banks, and is also frequently used by securities analysts, investors and other interested parties, in addition to and not in lieu of Generally Accepted Accounting Principles (GAAP) results to compare to the performance of other companies who also publicize this information. Financial analysts frequently ask for EBITDA when it has not been presented. EBITDA is not a measurement of financial performance under GAAP and should not be considered an alternative to net income as an indicator of the Company’s operating performance or any other measure of performance derived in accordance with GAAP. The Company has reconciled EBITDA with net income for fiscal years 1996 to 2008 on previous Form 8-K filings with the Securities and Exchange Commission. EBITDA for each period pertinent to this press release is calculated and reconciled to net income as follows:

	3 Months Ended September 30,		9 Months Ended September 30,
$’s in 000’s	2009	2008	2009	2008
Net Income	$325	$8,077	$5,540	$23,027
Income Taxes	(215)	4,101	2,162	11,436
Interest Expense	744	1,051	2,441	3,472
Depreciation and Amortization	3,346	3,320	10,330	10,298

EBITDA	$4,200	$16,549	$20,473	$48,233

Encore Wire Corporation
1329 Millwood Road
McKinney, Texas 75069
(972) 562-9473
Condensed Consolidated Balance Sheets
(In Thousands)
(Unaudited)

	September 30,	December 31,
	2009	2008
ASSETS

Current Assets
Cash	$213,593	$217,666
Receivables, net	123,303	126,184
Inventories	59,216	65,533
Prepaid Expenses and Other	18,746	2,375

Total Current Assets	414,858	411,758

Property, Plant and Equipment, net	126,990	121,442

Other Assets	211	139

Total Assets	$542,059	$533,339

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities
Accounts Payable	$15,856	$4,639
Accrued Liabilities and Other	22,109	29,086

Total Current Liabilities	37,965	33,725

Long Term Liabilities
Note Payable	100,492	100,675
Other Long Term Liabilities	—	—
Non-Current Deferred Income Taxes	9,349	9,320

Total Long Term Liabilities	109,841	109,995

Total Liabilities	147,806	143,720

Stockholders’ Equity
Common Stock	262	262
Additional Paid in Capital	42,960	42,486
Treasury Stock	(21,269)	(21,269)
Retained Earnings	372,300	368,140

Total Stockholders’ Equity	394,253	389,619

Total Liabilities and Stockholders’ Equity	$542,059	$533,339

Encore Wire Corporation
1329 Millwood Road
McKinney, Texas 75069
(972) 562-9473
Condensed Consolidated Statements of Income
(In Thousands, Except Per Share Data)
(Unaudited)

	Quarter Ended September 30,				Nine Months Ended September 30,
	2009		2008		2009		2008
Net Sales	$168,695	100.0%	$296,338	100.0%	$472,531	100.0%	$900,942	100.0%
Cost of Sales	157,340	93.3%	267,993	90.4%	431,482	91.3%	817,604	90.7%

Gross Profit	11,355	6.7%	28,345	9.6%	41,049	8.7%	83,338	9.3%

Selling, General and Administrative Expenses	10,905	6.5%	15,682	5.3%	32,242	6.8%	47,072	5.2%

Operating Income	450	0.3%	12,663	4.3%	8,807	1.9%	36,266	4.0%

Net Interest & Other Expense	340	0.2%	485	0.2%	1,105	0.2%	1,804	0.2%

Income before Income Taxes	110	0.1%	12,178	4.1%	7,702	1.6%	34,462	3.8%

Income Taxes	(215)	-0.1%	4,101	1.4%	2,162	0.5%	11,435	1.3%

Net Income	$325	0.2%	$8,077	2.7%	$5,540	1.2%	$23,027	2.6%

Basic Earnings Per Share	$0.01		$0.35		$0.24		$1.00

Diluted Earnings Per Share	$0.01		$0.34		$0.24		$0.98

Weighted Average Number of Common and Common
Equivalent Shares Outstanding:
-Basic	23,006		23,125		23,001		23,142

-Diluted	23,308		23,415		23,294		23,432

Dividend Declared per Share	$0.02		$0.02		$0.06		$0.06